GENUINE PARTS COMPANY

NEWS RELEASE

FOR IMMEDIATE RELEASE

GENUINE PARTS COMPANY
MARKS 63rd CONSECUTIVE YEAR OF INCREASED DIVIDENDS

- Dividend for 2019 Increased by 6% -

Atlanta, Georgia, February 19, 2019 - Genuine Parts Company (NYSE: GPC) announced today a 6% increase in the regular quarterly cash dividend for 2019. The Board of Directors of the Company, at its February 18, 2019 Board meeting, increased the cash dividend payable to an annual rate of $3.05 per share compared with the previous dividend of $2.88 per share. The quarterly cash dividend of seventy-six and one-quarter cents ($0.7625) per share is payable April 1, 2019 to shareholders of record March 8, 2019. GPC has paid a cash dividend every year since going public in 1948, and 2019 marks the 63rd consecutive year of increased dividends paid to shareholders.

Genuine Parts Company plans to release Fourth Quarter and Year-End Earnings later this morning. Management will also conduct a conference call at 11:00 a.m. Eastern time. The public may access the call on the Company’s website, www.genpt.com, by clicking “Investors”, or by dialing 877-407-0789. The conference ID is 13686721. If you are unable to participate during the call, a recording of the call will be available on the Company’s website or toll-free at 844-512-2921, ID 13686721, two hours after the completion of the conference call until 12:00 a.m. Eastern time on March 5, 2019.

About Genuine Parts Company

Genuine Parts Company is a distributor of automotive replacement parts in the U.S., Canada, Mexico, Australasia, France, the U.K., Germany and Poland. The Company also distributes industrial replacement parts and electrical specialty materials in the U.S., Canada and Mexico through its Industrial Parts Group. S.P. Richards, the Company’s Business Products Group, distributes a variety of business products in the U.S. and in Canada. Further information is available at www.genpt.com.

Contacts

Carol B. Yancey, Executive Vice President and CFO - (678) 934-5044
Sidney G. Jones, Senior Vice President - Investor Relations - (678) 934-5628